Exhibit 99.1

NEWS RELEASE

Lantern Pharma Reports First Quarter 2026 Financial Results and Provides Business Updates

Disciplined Execution Drives 47% Reduction in R&D Spend While Advancing Multiple Clinical Programs, Launching Multi-Agentic AI Platform withZeta.ai Commercially, and Strengthening Balance Sheet with Financing of up to $9.25 Million

●	Q1 net loss reduced 27% year-over-year while progressing multiple precision oncology programs

●	Commercial introduction of withZeta.ai, the first multi-agentic AI co-scientist platform purpose-built for rare and complex cancer drug development

●	Successful outcome from Type C meeting request with the FDA focused on the LP-300 HARMONIC™ Clinical Trial

●	Pediatric brain cancer IND cleared by FDA for enrollment for Lantern Pharma subsidiary, Starlight Therapeutics

●	Strategic plan to create an independent entity composed of withZeta.ai assets

●	Financial Position: Cash, cash equivalents, and marketable securities were approximately $6.3 million as of March 31, 2026; together with an additional approximately $4.4 million in gross proceeds from the May 14, 2026 financing, the Company’s pro forma liquidity is expected to fund operations into the middle of the first quarter of 2027.

DALLAS—(BUSINESS WIRE)— Lantern Pharma Inc. (NASDAQ: LTRN), a clinical-stage AI-driven precision oncology company leveraging its proprietary RADR® artificial intelligence (AI) and machine learning (ML) platform to transform the cost, pace, and timeline of oncology drug discovery and development, today announced operational highlights and financial results for the first quarter ended March 31, 2026, and provided an update on its portfolio of AI-driven drug candidates and AI platforms.

The first quarter of 2026 was defined by capital-efficient execution across Lantern’s clinical and AI platform pipelines. The Company advanced multiple clinical-stage programs through meaningful regulatory and scientific milestones, including a successful outcome from an FDA Type C meeting interaction on the Phase 2 HARMONIC™ trial of LP-300 and IND clearance for the first pediatric CNS cancer program of wholly-owned subsidiary Starlight Therapeutics, while reducing research and development spend by 47% year-over-year. In parallel, Lantern moved its proprietary AI infrastructure from internal capability to external commercial product with the launch of withZeta.ai, the first multi-agentic AI co-scientist platform purpose-built for rare and complex cancer drug development. The recent fundraise of up to $9.25 million (which includes the potential future exercise of warrants) further strengthens the Company’s balance sheet and supports continued advancement of both its clinical pipeline and its AI commercialization strategy.

“The first quarter of 2026 demonstrated the operating discipline and capital-efficient execution that we believe is differentiating Lantern from other clinical-stage and AI-driven oncology companies,” said Panna Sharma, President and CEO of Lantern Pharma. “We reduced our R&D spend by 47% year-over-year while simultaneously advancing multiple clinical programs through important regulatory milestones, achieving a successful outcome from our Type C meeting request with the FDA on the HARMONIC™ trial, and clearing the path for Starlight Therapeutics’ first pediatric brain cancer trial. This level of milestone delivery on a tightly disciplined budget reflects exactly what our AI-driven drug development model was designed to do — develop more programs, more quickly, and at a fraction of the historical cost of biopharma R&D.”

In addition to Lantern’s clinical pipeline advancements, the first quarter also marked a pivotal evolution in the commercialization of the Company’s AI assets. With the public launch of withZeta.ai and the continued global expansion of the RADR® platform through the Company’s initiation of an AI Center of Excellence in India, Lantern is now operating two distinct value-creation engines: a clinical-stage drug development business aimed at advancing therapies across solid tumors, blood cancers, and pediatric brain cancers; and an AI platform business addressing the multi-billion-dollar opportunity in AI-enabled drug discovery and rare cancer research. To accelerate value realization across both engines, the Company has announced a strategic plan to create an independent business entity composed of its withZeta.ai platform assets, intended to access dedicated funding sources and pursue valuation distinct from clinical drug development operations.

“withZeta.ai represents Lantern’s first agentic-based commercial AI product, and we believe it is positioned to capture a meaningful share of what we view as a $20 to $50 billion near-term market opportunity in AI-driven drug development,” continued Mr. Sharma. “Separating our withZeta.ai assets into an independent entity is intended to unlock dedicated funding, attract specialized talent, and allow investors to value each business — clinical drug development and AI platforms — on its own terms. Combined with the recent financing, which extends our operating runway into the first quarter of 2027, Lantern enters the remainder of 2026 with a stronger balance sheet, a sharper commercial focus, and a portfolio of AI-driven oncology drug candidates with an estimated combined annual market potential exceeding $15 billion.”

Clinical Pipeline Developments

Lantern’s AI-driven clinical pipeline encompasses multiple drug candidates across solid tumors, blood cancers, and pediatric oncology, with a combined estimated annual market potential exceeding $15 billion. The portfolio includes a Phase 2 clinical program (LP-300) in NSCLC focused on never-smokers and non-smokers with the EGFR exon 21 L858R mutation; planned Phase 1b/2 trials (LP-184) in precision, biomarker-defined solid tumors; and an ongoing Phase 1 program in hematologic malignancies and adult soft tissue sarcomas (LP-284). Additionally, through wholly-owned subsidiary Starlight Therapeutics, the Company has a planned Phase 1 pediatric CNS cancer trial and a planned Phase 1b trial in adult relapsed glioblastoma (GBM) in combination with spironolactone, both with STAR-001 (LP-184). Each program has been guided by the RADR® platform’s AI-driven insights. On average, Lantern’s newly developed drug programs have been advanced from initial AI insights to first-in-human clinical trials in 2–3 years and at approximately $1.0–2.5 million per program.

LP-300 HARMONIC™ Trial: Successful Type C Meeting Request Outcome and Path Forward

In May 2026, Lantern received responses from its Type C meeting request to the U.S. Food and Drug Administration to discuss proposed protocol amendments to the Phase 2 HARMONIC™ trial of LP-300 in never-smokers with advanced non-small cell lung cancer (NSCLC) adenocarcinoma. The Company received a successful outcome from the meeting request and no objections from the FDA on key proposed amendments to the study, providing an emergent regulatory path forward for the trial.

●	Focused Patient Enrollment: Future HARMONIC™ enrollment will focus on patients with the EGFR exon 21 L858R mutation, a subtype of tyrosine kinase mutations that demonstrates lower sensitivity and inferior treatment outcome to osimertinib based therapy. Preliminary analysis of study data suggests that patients with this mutation may derive greater clinical benefit from the LP-300 triplet regimen.

●	Extended Treatment Cycles: The maximum number of LP-300 treatment cycles will be increased from six to eight, supported by historical safety data indicating that up to eight cycles of LP-300 at the current dose level did not alter the established safety profile of the drug.

●	Study Design Change: The study will discontinue enrollment into the control arm while migrating into a single arm study and only enroll additional patients with EGFR exon 21 L858R mutation. This change reflects the evolution of the treatment landscape for TKI-refractory NSCLC that has made continued randomization to the control arm increasingly challenging.

The HARMONIC™ trial is ongoing at clinical sites in the United States, Japan, and Taiwan. Targeted enrollment in Japan was completed in July 2025 across five clinical sites, including the National Cancer Center Tokyo, and the trial continues to enroll patients in the U.S., as well as in Taiwan, where more than 50% of lung cancer cases occur in never-smokers. The trial has previously demonstrated encouraging results in its initial safety lead-in cohort, showing an 86% clinical benefit rate and 43% objective response rate among the first seven patients enrolled in the United States, including one patient who achieved a durable complete response in target cancer lesions with survival continuing for nearly two years.

Lantern is actively exploring collaboration and partnering opportunities both globally and regionally to maximize LP-300’s commercial potential in multiple geographies. Additional clinical data updates from the HARMONIC™ trial are expected in the second half of 2026.

Never-smoker NSCLC is increasingly recognized as a distinct disease entity with unique clinical and genomic characteristics, representing a global market opportunity estimated at over $4 billion annually. Currently, there are no therapies specifically approved for never-smoker NSCLC patients.

Starlight Therapeutics: FDA IND Clearance for Pediatric CNS Cancer Trial and Expanded Adult GBM Program

In early 2026, the FDA cleared the Investigational New Drug (IND) application for Starlight Therapeutics’ planned Phase 1 pediatric CNS cancer trial of STAR-001 (LP-184) in Atypical Teratoid Rhabdoid Tumor (ATRT) and other rare pediatric cancers, marking a pivotal regulatory milestone for Lantern’s wholly-owned subsidiary. STAR-001 has received both Rare Pediatric Disease Designation and Orphan Drug Designation from the FDA for ATRT, along with additional designations for hepatoblastoma, rhabdomyosarcoma, and malignant rhabdoid tumors.

These designations provide potential pathways for FDA Priority Review Vouchers (PRVs) upon a potential future approval. PRVs have historically been sold or transferred for significant value, with recent transactions in the range of $100 million to $150 million or more, representing a potentially meaningful source of non-dilutive value for Lantern and its shareholders independent of the commercial potential of the underlying therapy. The Rare Pediatric Disease Designations for ATRT, hepatoblastoma, rhabdomyosarcoma, and malignant rhabdoid tumors each independently qualifies for a potential PRV upon potential FDA approval and meeting other program conditions.

In addition to the pediatric CNS program, Starlight is advancing plans for a Phase 1b trial of STAR-001 in adult patients with relapsed glioblastoma (GBM) in combination with spironolactone. Preclinical studies have demonstrated meaningful synergy between STAR-001 and spironolactone in GBM models, with combination treatment producing enhanced anti-tumor activity relative to either agent alone. The combination leverages Lantern’s RADR®-driven insights into DNA damage repair vulnerabilities in GBM, and Starlight believes the program has the potential to address a significant unmet need in a cancer indication where median overall survival following recurrence remains under nine months despite decades of clinical research.

Glioblastoma remains one of the most treatment-resistant cancers, with approximately 12,000 new cases diagnosed annually in the United States and a global incidence representing a multi-billion-dollar market opportunity. Lantern and Starlight are exploring partnership and collaboration opportunities to accelerate the development of STAR-001 across both pediatric and adult CNS indications.

withZeta.ai: Commercial Launch & Evolution Towards An Independent Entity

In April 2026, Lantern publicly launched withZeta.ai, the first multi-agentic AI co-scientist platform purpose-built for rare and complex cancer drug development. The launch was marked by a Nasdaq MarketSite debut, a live demonstration at the American Association for Cancer Research (AACR) 2026 Annual Meeting, and a dedicated investor and analyst webinar covering five oncology use cases ranging from biomarker discovery to clinical trial design optimization. Since its introduction, withZeta.ai has been actively used and evaluated by biotech companies, cancer research centers, biopharma consultants, and institutional investors across the United States, Europe, and Asia.

withZeta.ai is designed to accelerate drug development insights, therapeutic strategy generation, cancer trial development, and research workflows across more than 438 rare cancer indications — a category of diseases that collectively represents a massive unmet medical need, but where individual indications have historically been underserved due to small patient populations, sparse and scattered data, and limited commercial incentives. The platform combines multiple specialized AI agents that work collaboratively to analyze genomic data, identify potential therapeutic targets, predict drug-tumor interactions, and generate actionable development strategies, drawing on Lantern’s unique expertise and proprietary data assets in rare and orphan cancer drug development.

Planned Separation into an Independent Business Entity

In connection with the May 2026 financing, Lantern announced a strategic plan to separate withZeta.ai and related personnel into an independent business entity under the leadership of Panna Sharma. The separation is intended to provide withZeta.ai with dedicated funding sources and the opportunity to realize valuation multiples distinct from Lantern’s clinical-stage drug development operations.

This reflects Lantern’s broader strategic evolution toward operating two distinct value-creation engines: 1) a clinical-stage drug development business aimed at advancing therapies across solid tumors, blood cancers, and CNS cancers; and 2) an AI platform business addressing the multi-billion-dollar opportunity in AI-enabled drug discovery and cancer research. Lantern believes that withZeta.ai is positioned at the intersection of two high-growth markets — the global rare disease therapeutics market, and the broader AI-enabled drug discovery and pharmaceutical R&D outsourcing market. Analysts estimate that the AI-enabled outsourcing and platform market for pharmaceutical companies will be in the range of $20 to $30 billion by 2030.

Lantern plans to host a dedicated investor webinar during the first half of June 2026 to provide additional detail on the withZeta.ai platform’s commercial trajectory, the contemplated independent business entity, the strategic rationale for the planned separation, and anticipated next steps. Registration details will be communicated through the Company’s investor relations channels in advance of the webinar.

predictBBB.ai: Evolution into a Molecular Intelligence Web Service Powered by a Large Quantitative Model

During the first quarter of 2026, Lantern completed a major expansion of predictBBB.ai, repositioning the platform from a focused blood-brain barrier permeability prediction tool into a first-of-its-kind molecular intelligence web service powered by a Large Quantitative Model (LQM). The expanded platform extends beyond BBB permeability prediction to a broader set of molecular and structural analyses designed to accelerate small molecule drug design and optimization for CNS and non-CNS indications alike.

The underlying LQM architecture is purpose-built for the prediction of quantitative molecular properties — including permeability, solubility, binding affinity, metabolic stability, and structural similarity — across a wide range of therapeutic chemistry contexts. By moving from a single-property predictor to a multi-property intelligence service, predictBBB.ai is now positioned to serve a broader user base of medicinal chemists, computational scientists, and translational researchers working across oncology, neurology, and other therapeutic areas.

predictBBB.ai continues to demonstrate industry-leading performance benchmarks, holding five of the top eleven positions on the Therapeutic Data Commons Leaderboard for blood-brain barrier permeability prediction, with the lead model achieving 94.1% accuracy. The platform is accessible through a web-based service interface designed for ease of use by both individual researchers and enterprise drug discovery teams.

The repositioning of predictBBB.ai complements Lantern’s broader AI platform strategy alongside the RADR® platform and withZeta.ai, reinforcing the Company’s position as a creator and innovator of differentiated, oncology- and rare-disease-focused AI infrastructure for global biopharma drug development.

Financial Results for the First Quarter Ended March 31, 2026

Balance Sheet: Cash, cash equivalents, and marketable securities were approximately $6.3 million as of March 31, 2026 (consisting of approximately $4.9 million in cash and cash equivalents and approximately $1.4 million in marketable securities), compared to approximately $10.1 million as of December 31, 2025. The Company received gross proceeds of approximately $4.4 million in a registered direct offering that closed on May 14, 2026. The Company believes its cash, cash equivalents, and marketable securities on hand, including the net proceeds from the offering, will fund anticipated operating expenses and capital expenditure requirements until approximately the middle of the first quarter of 2027.

Research and Development Expenses: R&D expenses were approximately $1.7 million for the three months ended March 31, 2026, compared to approximately $3.3 million for the three months ended March 31, 2025, a decrease of approximately $1.5 million or 47%. The decrease was primarily attributable to reductions of approximately $1,322,000 in research studies and materials relating to the conduct of our clinical trials and decreases of approximately $246,000 in salaries and benefit expenses.

General and Administrative Expenses: G&A expenses were approximately $1.7 million for the three months ended March 31, 2026, compared to approximately $1.5 million for the three months ended March 31, 2025, an increase of approximately $170,000 or 11%. The increase was primarily attributable to increases in patent costs of approximately $99,000, salaries and benefit expense increases of approximately $71,000, and business development and investor relations expenditure increases of approximately $36,000.

Net Loss: Net loss was approximately $3.3 million (or $0.30 per share) for the three months ended March 31, 2026, compared to a net loss of approximately $4.5 million (or $0.42 per share) for the three months ended March 31, 2025, representing a year-over-year reduction of approximately $1.2 million or 27%.

Capitalization: As of May 12, 2026, the Company had 11,304,697 shares of common stock outstanding. On May 14, 2026, the Company closed a registered direct offering and concurrent private placement comprising 1,454,175 shares of common stock, pre-funded warrants to purchase up to 681,748 shares of common stock, and unregistered warrants to purchase up to 2,135,923 additional shares of common stock at an exercise price of $2.27 per share. The warrants are exercisable beginning six months after issuance and expire five years from the initial exercise date.

2026 Corporate Objectives and Catalysts

●	Second Half 2026: Additional clinical data readouts from the Phase 2 HARMONIC™ trial following implementation of the protocol amendments focusing enrollment on EGFR exon 21 L858R never-smoker NSCLC patients.

●	First Half of June 2026: Dedicated investor webinar on withZeta.ai commercial trajectory, the contemplated independent business entity, and the strategic rationale for the anticipated benefits of the planned separation.

●	2026: Investigator-led clinical study initiation in Denmark for LP-184 in PTGR1-overexpressing bladder cancers with DNA damage repair mutations.

●	2026: Execution of the strategic plan to create an independent business entity composed of withZeta.ai assets and related technologies, including announcement of additional structural and listing details.

●	2026: Planned initiation of additional clinical trials for LP-184 and STAR-001.

●	2026: Continued commercialization of the withZeta.ai multi-agentic co-scientist platform, including conversion of demo and evaluation engagements to commercial subscription contracts and expansion across the rare cancer research community.

●	2026: Continued scale-up of the AI Center of Excellence in India to industrialize the RADR® platform and withZeta.ai system and accelerate global biopharma development opportunities.

●	2026: Pursuit of additional funding, including potential grant revenue, partnership transactions, and additional capital raises, to support planned operations and clinical advancement.

About Lantern Pharma

Lantern Pharma (NASDAQ: LTRN) is an AI-driven company transforming the cost, pace, and timeline of oncology drug discovery and development. Our proprietary AI and machine learning (ML) platform, RADR®, leverages over 200 billion oncology-focused data points and a library of 200+ advanced ML algorithms to help solve billion-dollar, real-world problems in oncology drug development and generate oncology medicines at dramatically reduced costs and accelerated timelines. By harnessing the power of AI and with input from world-class scientific advisors and collaborators, we have accelerated the development of our growing pipeline of drug candidates that span multiple cancer indications, including both solid tumors and blood cancers and an antibody-drug conjugate (ADC) program. On average, our newly developed drug programs have been advanced from initial AI insights to first-in-human clinical trials in 2–3 years and at approximately $1.0–2.5 million per program.

Our lead development programs include a Phase 2 clinical program in never-smoker and non-smoker NSCLC, planned Phase 1b/2 trials in biomarker-defined solid tumors, and an ongoing Phase 1 program in hematologic malignancies and adult soft tissue sarcomas. We have also established a wholly-owned subsidiary, Starlight Therapeutics, to focus exclusively on the clinical execution of our promising therapies for CNS and brain cancers. In April 2026, Lantern publicly launched withZeta.ai, the first multi-agentic AI co-scientist platform purpose-built for rare and complex cancer drug development. Our AI-driven pipeline of innovative product candidates is estimated to have a combined annual market potential of over $15 billion USD.

Website: www.lanternpharma.com

Harmonic Trial: www.harmonictrial.com

LinkedIn: https://www.linkedin.com/company/lanternpharma/

X: @lanternpharma

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, among other things, statements relating to: future events or our future financial performance; the potential advantages of our RADR® platform and withZeta.ai platform in identifying drug candidates, accelerating drug development, and generating revenue through software licensing and subscription models; our strategic plans to advance the development of our drug candidates and antibody drug conjugate (ADC) development program; the planned commercialization of our AI platforms including withZeta.ai and the expected market opportunity for AI co-scientist platforms; the planned separation of withZeta.ai into an independent business entity and the anticipated benefits of such separation; the planned investor webinar regarding withZeta.ai; estimates regarding the development timing for our drug candidates, AI platforms, and ADC development program; expectations and estimates regarding clinical trial timing and patient enrollment; the use of proceeds from the May 2026 registered direct offering and the expected time that our cash, cash equivalents and marketable securities will allow us to fund our operations; the potential exercise of warrants issued in the May 2026 concurrent private placement; our research and development efforts of our internal drug discovery programs and the utilization of our AI platforms to streamline the drug development process; our intention to leverage artificial intelligence, machine learning and genomic data to streamline and transform the pace, risk and cost of oncology drug discovery and development and to identify patient populations that would likely respond to a drug candidate; estimates regarding patient populations, potential markets and potential market sizes; sales estimates for our drug candidates and our plans to discover and develop drug candidates and to maximize their commercial potential by advancing such drug candidates ourselves or in collaboration with others.

Any statements that are not statements of historical fact (including, without limitation, statements that use words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “model,” “objective,” “aim,” “upcoming,” “should,” “will,” “would,” or the negative of these words or other similar expressions) should be considered forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated by the forward-looking statements, such as (i) the existence of substantial doubt about our ability to continue as a going concern in the absence of obtaining substantial additional funding, (ii) the risk that we may not be able to secure sufficient future funding when needed and as required to advance and support our existing and planned clinical trials and operations, (iii) the risk that observations in preclinical studies and early or preliminary observations in clinical studies do not ensure that later observations, studies and development will be consistent or successful, (iv) the risk that our research and the research of our collaborators may not be successful, (v) the risk that we may not be successful in licensing potential candidates or in completing potential partnerships and collaborations, (vi) the risk that none of our product candidates has received FDA marketing approval, and we may not be able to successfully initiate, conduct, or conclude clinical testing for or obtain marketing approval for our product candidates, (vii) the risk that no drug product based on our proprietary AI platforms has received FDA marketing approval or otherwise been incorporated into a commercial product, (viii) the risk that our AI platform commercialization efforts, including withZeta.ai, may not generate the anticipated revenue or achieve the expected market adoption, (ix) the risk that the planned separation of withZeta.ai may not be completed on the contemplated terms or timeline or at all, and (x) those other factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission on March 30, 2026 and in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2026.

You may access our Annual Report on Form 10-K for the year ended December 31, 2025 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 under the investor SEC filings tab of our website at www.lanternpharma.com or on the SEC’s website at www.sec.gov. Given these risks and uncertainties, we can give no assurances that our forward-looking statements will prove to be accurate, or that any other results or events projected or contemplated by our forward-looking statements will in fact occur, and we caution investors not to place undue reliance on these statements. All forward-looking statements in this press release represent our judgment as of the date hereof, and, except as otherwise required by law, we disclaim any obligation to update any forward-looking statements to conform the statement to actual results or changes in our expectations.

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Investor Contact

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ir@lanternpharma.com

+1-972-277-1136

Source: Lantern Pharma Inc.